Exhibit 99.1

CACI Completes Sale of $300 Million of Convertible

Senior Subordinated Notes

Arlington, VA, May 16, 2007 – CACI International Inc (NYSE:CAI) today announced it had completed the sale of its 2.125% convertible senior subordinated notes due 2014 in a private offering to qualified institutional buyers (QIBs) pursuant to Rule 144A under the Securities Act of 1933. CACI sold $300 million in aggregate principal amount of notes, which includes the full exercise of the over-allotment option.

The notes will be convertible under certain circumstances into a combination of cash and shares of CACI common stock at an initial conversion rate of 18.2989 shares per $1,000 principal amount of notes. This represents a conversion price of approximately $54.65 per share, reflecting a premium of 20% to the closing price of $45.54 per share of CACI common stock on May 10, 2007. The notes bear interest at an annual rate of 2.125%, payable semi-annually. Upon conversion, CACI will pay cash up to the principal amount of the notes converted and, if applicable, an amount of common stock based on the terms of the Notes.

CACI intends to use the net proceeds from the issuance of the notes for general corporate purposes, including acquisitions. In addition, CACI utilized approximately $45.5 million to repurchase one million shares of its common stock, and approximately $27.9 million to pay the net cost of the previously announced convertible note hedge transactions and warrant transactions. These transactions, which are intended to reduce the dilution to CACI’s common stock from potential future conversion of the notes, increase the effective conversion price of the notes to $68.31 per common share, reflecting a premium of 50% to the closing price per share of $45.54 on May 10, 2007.

Highlights of the Transactions

The Company considers several features of these transactions to be advantageous:

•	7- year financing with interest rate of 2.125%;
•	Net share settlement feature, which provides that the principal of the notes is to be repaid in cash upon conversion and which reduces potential dilution;
•	Repurchase of 1,000,000 CACI shares, returning cash to shareholders, as well as mitigating potential future dilution;
•	Use of convertible note hedge and warrant transactions designed to set the effective conversion price to CACI at a 50% premium over the current stock price, also reducing potential dilution; and
•	Diversification of our investor base.

Company Commentary

Commenting on the transaction, Dr. J. P. (Jack) London, CACI’s Chairman, President and CEO, said, “This transaction is consistent with our goals of growing our company, increasing profitability, and providing value to our shareholders. We took advantage of the favorable financing market to borrow funds under competitive terms. Approximately $45.5 million of the proceeds of the transaction were used to repurchase shares to return cash to shareholders and mitigate potential stock dilution. This strategy is consistent with our goal to provide value to our shareholders.”

“As a strategic consolidator, we plan to continue to grow CACI by acquiring other companies to achieve operational leverage, to add new capabilities to our services offerings, and to expand our valuable customer base. We have a solid pipeline, and plan to use proceeds from the offering to fund future acquisitions. In the short-term, the cash proceeds have positive carry: our short-term cash investment rates are higher than the cost of this debt.”

Paul Cofoni, President of U.S. Operations, also commented: “CACI generates strong and predictable cash flow, and has an attractive balance sheet. Adding the convertible security to our capital structure provides greater flexibility combined with an attractive cost of capital. We believe this will strengthen our overall position and allow us to continue to grow and deliver value to our shareholders.”

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of national security, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI has been named to the Fortune 1000 Largest Companies of 2006 and the Russell 1000 index. CACI provides dynamic careers for approximately 10,100 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at http://www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

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For investor information contact:	For other information contact:
David Dragics, Senior Vice President, Investor Relations	Jody Brown, Executive Vice President, Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com